UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 3, 2008

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 108 th Ave. NE, Suite 1400, Bellevue, Washington 98004

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 3, 2008, drugstore.com, inc. and certain of its affiliates (“drugstore.com”) and Rite Aid Corporation and certain of its affiliates (“Rite Aid”) amended and restated both the main agreement and the pharmacy supply and services agreement dated June 17, 1999 between the parties.

Under the amended and restated main agreement, drugstore.com will transfer the rights to its local pick-up pharmacy business, which includes prescription refills sold online through the drugstore.com web store or the Rite Aid web store and picked up by customers at Rite Aid stores, to Rite Aid. In return, Rite Aid will pay drugstore.com approximately $10 million in ten monthly installments through June 17, 2009. Additionally, Rite Aid will pay drugstore.com ongoing marketing services fees for continuing to market Rite Aid’s local pick-up offering on the drugstore.com site during the term of the agreement, which continues for two years unless extended for another year by either party.

Under the amended and restated pharmacy and private label supply and services agreement, Rite Aid has granted drugstore.com, during the two-year term of the agreement, a nonexclusive, fully paid license to the Rite Aid information and pharmacy systems that are integrated with our systems, subject to third-party rights to such technology. Through this technology integration, Rite Aid will continue to adjudicate and collect insurance reimbursement payments for prescription medications on behalf of drugstore.com. In addition, drugstore.com will continue to have the right to purchase its pharmaceutical inventory and Rite Aid private label over-the counter products through Rite Aid. As a result of this continued relationship, Rite Aid remains one of the largest suppliers to drugstore.com, and drugstore.com will maintain its access to many of Rite Aid’s relationships with insurance companies and PBMs, allowing drugstore.com to continue to facilitate insurance coverage to those customers.

The foregoing descriptions of these agreements are qualified in their entirety by reference to the provisions of such agreements attached as Exhibits 10.1 and 10.2 to this current report on Form 8-K.

Item 2.01	Completion of Acquisition of Disposition of Assets

On September 3, 2008, drugstore.com and Rite Aid entered into an amended and restated main agreement. Under this agreement, drugstore.com will transfer the rights to its local pick-up pharmacy business, which includes prescription refills sold online through the drugstore.com web store or the Rite Aid web store and picked up by customers at Rite Aid stores, to Rite Aid. In return, Rite Aid will pay drugstore.com approximately $10 million in ten monthly installments through June 17, 2009. Additionally, Rite Aid will pay drugstore.com ongoing marketing services fees for continuing to market Rite Aid’s local pick-up offering on the drugstore.com site during the term of the agreement, which continues for two years unless extended for another year by either party.

The foregoing description of the amended and restated main agreement is qualified in its entirety by reference to the provisions of such agreement attached as Exhibit 10.1 to this current report on Form 8-K. A copy of the press release reporting the disposition of drugstore.com’s local pick-up pharmacy segment is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 2.02	Results of Operations and Financial Condition

On September 4, 2008, drugstore.com issued a press release to announce that it had entered into the amended and restated main agreement and the amended and restated pharmacy and private label supply and services agreement and to provide updated information regarding its financial outlook for 2008. A copy of that press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Information.

The pro forma financial information pursuant to Article 11 of Regulation S-X is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The unaudited financial information reflects the pro forma consolidated statements of operations for the six-month period ended June 29, 2008 and the three years ended December 30, 2007, December 31, 2006, and January 1, 2006 and the related pro forma consolidated balance sheet as of June 29, 2008, giving effect to the discontinuation of the LPU business as if the transaction occurred at the beginning of the period presented.

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Amended and Restated Main Agreement by and between DS Pharmacy, Inc., a subsidiary of the Registrant, and Rite Aid Hdqtrs. Corp., a subsidiary of Rite Aid, dated September 3, 2008.

10.2	Amended and Restated Pharmacy and Private Label Supply and Services Agreement by and between DS Pharmacy, inc., a subsidiary of the Registrant, and Rite Aid Hdqtrs. Corp., a subsidiary of Rite Aid, dated September 3, 2008.

99.1	Press Release dated September 4, 2008

99.2	Pro Forma Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC. (Registrant)

By:	/s/ Yukio Morikubo
Yukio Morikubo
Vice President, General Counsel

Date: September 4, 2008

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